Exhibit 99.1

CTI BioPharma Reports Second Quarter 2017 Financial Results

-PAC203 Phase 2 Trial of Pacritinib Initiated

-Marketing Authorization Application for Pacritinib Under Review by European Medicines Agency

-Enrollment Completed in the PIX306 Phase 3 Trial of PIXUVRI®

-Management to Host Conference Call/ Webcast Today at 4:30 p.m. Eastern time

SEATTLE, WA, August 3, 2017 - CTI BioPharma Corp. (NASDAQ and MTA:CTIC) today reported financial results for the second quarter ended June 30, 2017.

Recent Highlights

Clinical / Regulatory

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In July 2017, the first patient was enrolled in PAC203, a Phase 2 clinical trial of pacritinib in patients with primary myelofibrosis who have failed prior ruxolitinib therapy. PAC203 is designed to evaluate the dose response relationship for safety and efficacy (spleen volume reduction at 12 and 24 weeks) of three dose regimens: 100 mg once-daily, 100 mg twice-daily (BID) and 200 mg BID. The 200 mg BID dose regimen was used in the Phase 3 PERSIST-2 trial of pacritinib in patients with myelofibrosis. The trial is expected to enroll up to approximately 105 patients.

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In July 2017, the European Medicines Agency (EMA) validated the Marketing Authorization Application (MAA) for pacritinib for the treatment of patients with myelofibrosis who have thrombocytopenia (platelet counts less than 100,000 per microliter). Validation confirms that the submission is complete and initiates the centralized review process by the EMA’s Committee for Medicinal Products for Human Use (CHMP).

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In August 2017, enrollment was completed in the PIX306 Phase 3 trial of PIXUVRI® (pixantrone). The PIX306 trial is evaluating PIXUVRI combined with rituximab in comparison to that of rituximab combined with gemcitabine in patients with aggressive B-cell non-Hodgkin lymphoma (NHL). PIXUVRI has previously been granted conditional marketing authorization from the European Commission for the treatment of adult patients with multiply relapsed or refractory aggressive B-cell NHL. The trial is being conducted as a post-authorization requirement of conditional marketing authorization. If positive, the results from this trial could support broader indications. Top-line results are event-driven and are expected in the first half of 2018.

Financing and Partnerships

•	In June 2017, received gross proceeds of $45 million through an underwritten public offering.

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In April 2017, CTI BioPharma announced the expansion of the existing license and development collaboration agreement with Servier for PIXUVRI®. Under the expanded agreement, Servier will have rights to PIXUVRI in all markets except in the U.S. where CTI BioPharma will retain the commercialization rights. In May 2017, CTI BioPharma received €12 million from Servier, which includes €2 million for a new milestone previously achieved, and Servier purchased a certain amount of PIXUVRI drug product for an additional €0.9 million. CTI BioPharma is eligible to receive €76 million in additional sales and regulatory milestone payments as well as royalties on net product sales.

Board of Directors

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In July 2017, Laurent Fischer, M.D. was appointed to the Board of Directors (BOD). Dr. Fischer has more than 20 years of experience in developing and commercializing novel medicines in the biopharmaceutical industry and currently serves as liver therapeutic area head at Allergan following its acquisition of Tobira Therapeutics in 2016.

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In June 2017, David Parkinson, M.D. was appointed to the BOD. Dr. Parkinson has significant experience in oncology clinical development and currently is President and Chief Executive Officer of Essa Pharmaceuticals, Inc and has also served as a venture partner at New Enterprise Associates (NEA), Inc. since 2012 moving into the role of venture advisor to NEA in 2016.

“Over the last quarter we have worked hard to become a leaner, more focused company that is adequately financed to meet our objectives,” said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI BioPharma. “The EMA validated the MAA for pacritinib which is now under review and the PAC203 trial is now enrolling. Our cash position has improved through an expanded partnership with Servier and the recent $45 million financing. Changes to the board have added three new independent board members with many years of experience in successfully developing and commercializing novel therapeutics."

Second Quarter Financial Results

Total revenues for the second quarter and six months ended June 30, 2017, were $22.2 million and 23.0 million, respectively, compared to $7.4 million and $43.8 million for the respective periods in 2016. The increase in total revenues for the second quarter compared to the same period in 2016 is primarily due to license and contract revenue that includes the recognition of payments received from the expansion of the license and collaboration agreement for PIXUVRI® with Servier and the receipt of a payment from Teva Pharmaceutical Industries Ltd. related to the achievement of sales milestones for TRISENOX® (arsenic trioxide). The decrease in total revenues for the six months of 2017 is primarily due to recognition of $32 million in milestone revenue related to pacritinib in the first quarter of 2016. Net product sales of PIXUVRI for the second quarter and six months ended June 30, 2017, were $0.3 million and $1.0 million, respectively, compared to $1.1 million and $2.3 million for the respective periods in 2016

GAAP operating income for the second quarter was $5.3 million and GAAP operating loss for the six months was $14.0 million for the period ended June 30, 2017, compared to GAAP operating loss of $19.1 million and $14.9 million for the respective periods in 2016. Non-GAAP operating income, which excludes non-cash share-based compensation expense, for the second quarter was $6.4 million and non-GAAP operating loss for the six months was $11.1 million for the period ended June 30, 2017, compared to non-GAAP operating loss of $16.7 million and $8.8 million for the respective periods in 2016. Non-cash share-based compensation expense for the second quarter and six months ended June 30, 2017, was $1.1 million and $2.9 million, respectively, compared to $2.3 million and $6.2 million for the respective periods in 2016. Operating income in the second quarter of 2017 as compared to an operating loss for the same period in 2016 resulted primarily from the increase in license and contract revenue as mentioned above and decrease in research and development and selling, general and administrative expenses. For information on CTI BioPharma’s use of non-GAAP operating loss and a reconciliation of such measure to GAAP operating loss, see the section below entitled “Non-GAAP Financial Measures.”

Net income for the second quarter of 2017 was $1.0 million, or $0.03 per share, compared to a net loss of $19.8 million, or ($0.71) per share, for the same period in 2016. Net loss for six months ended June 30, 2017, was $18.8 million, or ($0.63) per share, compared to a net loss of $16.5 million, or ($0.59) per share, for the same period in 2016.

As of June 30, 2017, cash and cash equivalents totaled $74.7 million, compared to $44.0 million at December 31, 2016.

Information required by CONSOB pursuant to section 114, paragraph 5, of the Italian Legislative Decree no. 58/98

Report on possible failure to comply with covenants

To the knowledge of CTI BioPharma’s management, CTI BioPharma and its subsidiaries are in compliance with all covenants, negative pledges and other provisions concerning long-term debt.

Business and financial plan
CTI BioPharma’s strategy is to become a leader in the acquisition, development and commercialization of novel therapeutics for the treatment of blood-related cancers. The key elements of CTI BioPharma’s strategy to achieve this goal are to:

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Commercialize PIXUVRI. Together with Servier, we intend to continue our efforts to build a successful PIXUVRI franchise in Europe as well as other markets. Our partner is currently focused on educating physicians on the unmet medical need and building brand awareness for PIXUVRI among physicians in the countries where PIXUVRI is available. A successful outcome from the post-authorization trial, PIX306, will enable us to potentially obtain full marketing authorization from the European Commission and expand the market potential for PIXUVRI.

•	Develop Pacritinib in Myelofibrosis and Additional Indications. We intend to develop and commercialize pacritinib for adult patients with myelofibrosis and potentially additional indications.

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Continue to Develop Tosedostat for AML and MDS. We intend to continue develop our earlier stage candidate tosedostat for the treatment of AML and MDS currently through cooperative group sponsored trials and ISTs. Sponsoring such trials provides us with a more economical approach for further developing our investigational products.

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Evaluate Strategic Product Collaborations to Accelerate Development and Commercialization. Where we believe it may be beneficial, we intend to evaluate additional collaborations to broaden and accelerate clinical trial development and potential commercialization of our product candidates. Collaborations have the potential to generate non-equity based operating capital, supplement our own internal expertise and provide us with access to the marketing, sales and distribution capabilities of our collaborators in specific territories.

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Identify and Acquire Additional Pipeline Opportunities. Our current pipeline is the result of licensing and acquiring assets that we believe were initially undervalued opportunities. We plan to continue to seek out additional product candidates in an opportunistic manner.

Conference Call Information

CTI BioPharma management will host a conference call to review its second quarter 2017 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PT / 4:30 p.m. ET / 10:30 p.m. CEST. Participants can access the call at 1-888-471-3820 (domestic) or +1 719-325-2478 (international). To access the live audio webcast or the subsequent archived recording, visit www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is 4391425. The telephone replay will be available until Thursday, August 10, 2017.

About CTI BioPharma Corp.

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Non-GAAP Financial Measures

CTI BioPharma has provided in this press release the historical non-GAAP financial measure of operating income (loss), excluding non-cash share-based compensation expense, for the second quarter and six months ended June 30, 2017 and June 30, 2016. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI BioPharma’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation expense can enhance management’s and investors’ comparison of CTI BioPharma’s operating results over different periods of time as compared to the operating results of other companies.

CTI BioPharma’s use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that CTI BioPharma’s reported non-GAAP operating income (loss) in 2017 results in the exclusion of a recurring expense, since CTI BioPharma expects that share-based compensation will continue to be a significant recurring expense in CTI BioPharma’s business. A second limitation is that CTI BioPharma’s methodology for calculating non-GAAP operating income (loss), which only excludes the component of share-based compensation, may differ from the methodology CTI BioPharma’s peer companies utilize to the extent they report non-GAAP operating income or similarly titled measures. Accordingly, CTI BioPharma’s non-GAAP operating income (loss) may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI BioPharma’s non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI BioPharma’s securities. Such statements include, but are not limited to, expectations with respect to the timing and planned enrollment of PAC203 and our ability to interpret clinical trial data and results for PERSIST-2 despite not satisfying the pre-specified minimum evaluable patient goal, expectations with respect to the potential therapeutic utility of pacritinib, statements regarding CTI BioPharma’s expectations with respect to the potential of pacritinib to achieve treatment goals, the development of CTI BioPharma and its product and product candidate portfolio, including the advancement of pacritinib and other pipeline programs, CTI BioPharma’s ability to achieve its goals in 2017 and beyond, CTI BioPharma’s intent to continue efforts to commercialize PIXUVRI in Europe and expand the market potential for PIXUVRI, and CTI BioPharma’s plans to continue advancing the development of its pipeline candidates through strategic product collaborations or cooperative group and investigator-sponsored trials, as well as the identification and acquisition of additional pipeline opportunities. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI BioPharma and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI BioPharma cannot predict or guarantee the outcome of preclinical and clinical studies, the potential failure of pacritinib to prove safe and effective as determined by the FDA and/or the European Medicines Agency, changes to study protocol or design or sample size to address any patient safety, efficacy or other issues raised by the FDA or otherwise, that top-line results observed to date may differ from future results or that different conclusions or considerations may qualify such results once existing data has been more fully evaluated, that CTI BioPharma may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI BioPharma may experience delays in the commencement of preclinical and clinical studies, that the costs of developing pacritinib and CTI BioPharma’s other product candidates may rise; other risks, including, without limitation, competitive factors, technological developments, that CTI BioPharma may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI BioPharma may not achieve previously announced goals, contractual milestones and objectives as or when projected, that CTI BioPharma’s average net operating burn rate may increase, that CTI BioPharma will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation; as well as other risks listed or described from time to time in CTI BioPharma’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

# # #
CTI BioPharma Contacts:
Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$339	$1,051	$1,025	$2,274
License and contract revenue	21,886	6,310	21,954	41,562
Total revenues	22,225	7,361	22,979	43,836
Operating costs and expenses:
Cost of product sold	78	160	211	350
Research and development	8,914	16,697	18,167	37,543
Selling, general and administrative	7,962	9,571	18,650	20,883
Total operating costs and expenses	16,954	26,428	37,028	58,776
Income (loss) from operations	5,271	(19,067)	(14,049)	(14,940)
Non-operating income (expense):
Interest expense	(488)	(677)	(1,022)	(1,391)
Amortization of debt discount and issuance costs	(37)	(38)	(75)	(139)
Foreign exchange gain (loss)	657	(236)	614	(38)
Other non-operating expense	(30)	(4)	(30)	(523)
Net income (loss) before noncontrolling interest	5,373	(20,022)	(14,562)	(17,031)
Noncontrolling interest	25	256	132	577
Net income (loss)	5,398	(19,766)	(14,430)	(16,454)
Deemed dividends on preferred stock	(4,350)	—	(4,350)	—
Net income (loss) attributable to common shareholders	$1,048	$(19,766)	$(18,780)	$(16,454)
Net income (loss) per common share:
Basic	$0.03	$(0.71)	$(0.63)	$(0.59)
Diluted	$0.03	$(0.71)	$(0.63)	$(0.59)
Shares used in calculation of income (loss) per common share:
Basic	31,725	27,960	29,895	27,877
Diluted	31,901	27,960	29,895	27,877

Balance Sheet Data (unaudited):	(amounts in thousands)
	June 30,	December 31,
	2017	2016
Cash and cash equivalents	$74,740	$44,002
Working capital	41,900	15,178
Total assets	86,332	63,843
Current portion of long-term debt	8,419	7,949
Long-term debt, less current portion	7,007	11,311
Total shareholders' equity	38,920	7,757

Non-GAAP Reconciliations (In thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
As reported - income (loss) from operations (GAAP)	$5,271	$(19,067)	$(14,049)	$(14,940)
As reported - share-based compensation expense (GAAP)	1,149	2,331	2,948	6,157
As adjusted - income (loss) from operations (Non-GAAP)	$6,420	$(16,736)	$(11,101)	$(8,783)